SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                 Amendment No. 2

                    Under the Securities Exchange Act of 1934

                                XIOX Corporation
                                ----------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    983905100
                                 --------------
                                 (CUSIP Number)

                                Gregory F. Wilbur
                   Bay Area Micro-Cap Management Company, LLC
                               1151 Bay Laurel Dr.
                              Menlo Park, CA 94025
                                 (650) 325-7779
           -----------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  June 8, 1999
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [X]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 11 pages

CUSIP No. 983905100                                              13D                                              Page 2 of 11 Pages


------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

       Bay Area Micro-Cap Fund, L.P.

------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a) [ ]
                                                                                        (b) [X]

------------------------------------------------------------------------------------------------------------------------------------
  (3) SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------
  (4) Source Of Funds*

     WC
------------------------------------------------------------------------------------------------------------------------------------
  (5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):[ ]

------------------------------------------------------------------------------------------------------------------------------------
  (6) Citizenship Or Place Of Organization

       California
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                       (7)      Sole Voting Power         295,064
Beneficially Owned
By Each Reporting
Person With                                                            (8)      Shared Voting Power       -0-


                                                                       (9)      Sole Dispositive Power    295,064


                                                                      (10)      Shared Dispositive Power  -0-


  (11) Aggregate Amount Beneficially Owned By Each Reporting Person

                  295,064
------------------------------------------------------------------------------------------------------------------------------------
  (12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

------------------------------------------------------------------------------------------------------------------------------------
  (13) Percent Of Class Represented By Amount In Row (11)

                  9.45%
------------------------------------------------------------------------------------------------------------------------------------
  (14) Type Of Reporting Person

                  PN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 983905100                                              13D                                              Page 3 of 11 Pages


------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

       Bay Area Micro-Cap Management Company, LLC
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a) [ ]
                                                                                        (b) [X]
------------------------------------------------------------------------------------------------------------------------------------
  (3) SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------
  (4) Source Of Funds*

       AF
------------------------------------------------------------------------------------------------------------------------------------
  (5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e): [ ]

------------------------------------------------------------------------------------------------------------------------------------
  (6) Citizenship Or Place Of Organization

       California
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                       (7)      Sole Voting Power         295,064
Beneficially Owned
By Each Reporting
Person With                                                            (8)      Shared Voting Power       -0-


                                                                       (9)      Sole Dispositive Power    295,064


                                                                      (10)      Shared Dispositive Power  -0-

  (11) Aggregate Amount Beneficially Owned By Each Reporting Person

                  295,064
------------------------------------------------------------------------------------------------------------------------------------
  (12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

------------------------------------------------------------------------------------------------------------------------------------
  (13) Percent Of Class Represented By Amount In Row (11)

                  9.45%
------------------------------------------------------------------------------------------------------------------------------------
  (14) Type Of Reporting Person

                  CO
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 983905100                                              13D                                              Page 4 of 11 Pages


------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

       Smart & Holland Value Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a) [ ]
                                                                                        (b) [X]
------------------------------------------------------------------------------------------------------------------------------------
  (3) SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------
  (4) Source Of Funds*

       WC
------------------------------------------------------------------------------------------------------------------------------------
  (5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e): [ ]

------------------------------------------------------------------------------------------------------------------------------------
  (6) Citizenship Or Place Of Organization

       California
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                       (7)      Sole Voting Power         6,000
Beneficially Owned
By Each Reporting
Person With                                                            (8)      Shared Voting Power       -0-


                                                                       (9)      Sole Dispositive Power    6,000


                                                                      (10)      Shared Dispositive Power  -0-


  (11) Aggregate Amount Beneficially Owned By Each Reporting Person

                  6,000
------------------------------------------------------------------------------------------------------------------------------------
  (12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

------------------------------------------------------------------------------------------------------------------------------------
  (13) Percent Of Class Represented By Amount In Row (11)

                  0.19%
------------------------------------------------------------------------------------------------------------------------------------
  (14) Type Of Reporting Person

                  PN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 983905100                                              13D                                              Page 5 of 11 Pages


------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

       Gregory F. Wilbur
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a) [ ]
                                                                                        (b) [X]
------------------------------------------------------------------------------------------------------------------------------------
  (3) SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------
  (4) Source Of Funds*

       PF, AF
------------------------------------------------------------------------------------------------------------------------------------
  (5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e) [ ]

------------------------------------------------------------------------------------------------------------------------------------
  (6) Citizenship Or Place Of Organization

       U.S.A.
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                       (7)      Sole Voting Power         295,064
Beneficially Owned
By Each Reporting
Person With                                                            (8)      Shared Voting Power       -0-


                                                                       (9)      Sole Dispositive Power    295,064


                                                                      (10)      Shared Dispositive Power  -0-


  (11) Aggregate Amount Beneficially Owned By Each Reporting Person

                  295,064
------------------------------------------------------------------------------------------------------------------------------------
  (12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

------------------------------------------------------------------------------------------------------------------------------------
  (13) Percent Of Class Represented By Amount In Row (11)

                  9.45%
------------------------------------------------------------------------------------------------------------------------------------
  (14) Type Of Reporting Person

                  IN

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 983905100                                              13D                                              Page 6 of 11 Pages


------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

       William A. Smart III
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a) [ ]
                                                                                        (b) [X]
------------------------------------------------------------------------------------------------------------------------------------
  (3) SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------
  (4) Source Of Funds*

          AF
------------------------------------------------------------------------------------------------------------------------------------
  (5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e) [ ]

------------------------------------------------------------------------------------------------------------------------------------
  (6) Citizenship Or Place Of Organization

          U.S.A.
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                       (7)      Sole Voting Power         6,000
Beneficially Owned
By Each Reporting
Person With                                                            (8)      Shared Voting Power       295,064


                                                                       (9)      Sole Dispositive Power    6,000


                                                                      (10)      Shared Dispositive Power  295,064


  (11) Aggregate Amount Beneficially Owned By Each Reporting Person

                  301,064
------------------------------------------------------------------------------------------------------------------------------------
  (12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

------------------------------------------------------------------------------------------------------------------------------------
  (13) Percent Of Class Represented By Amount In Row (11)

                  9.64%
------------------------------------------------------------------------------------------------------------------------------------
  (14) Type Of Reporting Person

                  IN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 983905100                                              13D                                              Page 7 of 11 Pages


------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

       Peter L. Holland
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a) [ ]
                                                                                        (b) [X]
------------------------------------------------------------------------------------------------------------------------------------
  (3) SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------
  (4) Source Of Funds*

       AF
------------------------------------------------------------------------------------------------------------------------------------
  (5) Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e): [ ]

------------------------------------------------------------------------------------------------------------------------------------
  (6) Citizenship Or Place Of Organization

       U.S.A.
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                       (7)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting
Person With                                                            (8)      Shared Voting Power       295,064


                                                                       (9)      Sole Dispositive Power    -0-


                                                                      (10)      Shared Dispositive Power  295,064


  (11) Aggregate Amount Beneficially Owned By Each Reporting Person

                  295,064
------------------------------------------------------------------------------------------------------------------------------------
  (12) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

------------------------------------------------------------------------------------------------------------------------------------
  (13) Percent Of Class Represented By Amount In Row (11)

                  9.45%
------------------------------------------------------------------------------------------------------------------------------------
  (14) Type Of Reporting Person

                  IN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                              Page 8 of 11 Pages

ITEM 1. SECURITY AND ISSUER

        Class of Securities:               Common Stock

        Issuer:                            XIOX Corporation

        Principal Address:                 577 Airport Boulevard, Suite 700
                                           Burlingame, California 94010


ITEM 2. IDENTITY AND BACKGROUND

     (a)-(c) The undersigned hereby files this Schedule 13D Statement on behalf of Bay Area Micro-Cap Fund, L.P. ("BAMC Fund, L.P."), Bay Area Micro-Cap Management Company, LLC ("BAMC LLC"), Smart & Holland Value Fund, L.P. ("SHV Fund, L.P."), Gregory F. Wilbur ("GFW"), William A. Smart III ("WAS") and Peter
L. Holland ("PLH"). The principal business and office address for BAMC Fund L.P., BAMC LLC, GFW, WAS and PLH is 1151 Bay Laurel Drive, Menlo Park, California, 94025. The principal business and office address for SHV Fund, L.P. is P.O. Box 742, Palo Alto, California 94302. BAMC Fund, L.P. is a venture capital fund. GFW is the majority managing member of BAMC LLC which is the general partner of BAMC Fund, L.P. WAS and PLH are managing members of BAMC LLC. WAS is the general partner of SHV Fund, L.P.

     (d)-(e) Not Applicable

     (f) BAMC Fund, L.P. and SHV Fund, L.P. are California limited partnerships. BAMC LLC is a California limited liability company. GFW, WAS and PLH are citizens of the United States.


ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     The purchases by BAMC Fund, L.P. and SHV Fund, L.P. were made from working capital.


ITEM 4. PURPOSE OF TRANSACTION

     The acquisitions of the securities of the Issuer by BAMC Fund, L.P. and SHV Fund, L.P. were made for investment.


ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

     (a)

            BAMC Fund, L.P. is the beneficial owner of 295,064 shares of Common Stock, or approximately 9.45% of the shares deemed outstanding by the Issuer (3,185,388) as of June 8, 1999. BAMC Fund, L.P. sold 2,500 shares on April 9, 1999, 600 shares on April 20, 1999, 500 shares on May 11, 1999, 2,000 shares on May 12, 1999 and 1,300 shares on May 26, 1999. SHV Fund, L.P. is the beneficial owner of 6,000 shares of Common Stock, or approximately .19% of the shares deemed outstanding by the Issuer (3,185,388) as of June 8, 1999.

                                                              Page 9 of 11 Pages

     (b)
            The general partner of BAMC Fund, L.P., BAMC LLC, manages the shares held by BAMC Fund, L.P. GFW as a managing member of BAMC LLC has the power to direct solely the vote and/or disposition of the shares held by BAMC Fund, L.P. WAS and PLH, acting together, have the power to direct the vote and/or disposition of the shares held by BAMC Fund, L.P. WAS as general partner of SHV Fund, L.P. has the power to direct solely the vote and/or disposition of the shares held by SHV Fund, L.P.

     (c)
            Transactions  effected in the past 60 days by the persons  listed in
     Item 2 are disclosed in (a) above.

     (d)
            Except as described in this Schedule 13D Statement, no person has the power to direct the receipt of dividends on or the proceeds of sales of the shares of Common Stock owned by BAMC Fund, L.P. and SHV Fund, L.P.

     (e)
            Not Applicable


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SECURITIES OF THE ISSUER

     To the best knowledge of the undersigned, there are no contracts, understandings, arrangements, or relationships (legal or otherwise) giving the persons named in Item 2 and between such persons and any other person with respect to the securities of Issuer, including, but not limited to, transfer or voting of any of the Issuer's securities, finder's fees, joint ventures, loan or option agreement, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.


ITEM 7. EXHIBITS

     Exhibit A: Joint Filing Statement.

                                                             Page 10 of 11 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Bay Area Micro-Cap Fund, L.P.                     Smart & Holland Value
                                                  Fund, L.P.

By: Bay Area Micro-Cap Management                 By: /s/ William A. Smart III
    Company, LLC                                      --------------------------
    Its General Partner                               General Partner

    By: /s/ Gregory F. Wilbur
        -----------------------------
        Managing Member


Bay Area Micro-Cap Management Company, LLC


By: /s/ Gregory F. Wilbur
    -------------------------
    Managing Member


    /s/ Gregory F. Wilbur
    -------------------------
    Gregory F. Wilbur


    /s/ William A. Smart III
    -------------------------
    William A. Smart III


    /s/ Peter L. Holland
    -------------------------
    Peter L. Holland

                                    EXHIBIT A                Page 11 of 11 Pages

                             Joint Filing Statement

     We,  the  undersigned,  hereby  express  our  agreement  that the  attached
Schedule 13D is filed on behalf of each of us.

Bay Area Micro-Cap Fund, L.P.                     Smart & Holland Value
                                                  Fund, L.P.

By: Bay Area Micro-Cap Management                 By: /s/ William A. Smart III
    Company, LLC                                      --------------------------
    Its General Partner                               General Partner

    By: /s/ Gregory F. Wilbur
        -----------------------------
        Managing Member


Bay Area Micro-Cap Management Company, LLC


By: /s/ Gregory F. Wilbur
    -------------------------
    Managing Member


    /s/ Gregory F. Wilbur
    -------------------------
    Gregory F. Wilbur


    /s/ William A. Smart III
    -------------------------
    William A. Smart III


    /s/ Peter L. Holland
    -------------------------
    Peter L. Holland